Exhibit 99.1

Joint Filing Agreement to Schedule 13D

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any subsequent amendments with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $.01 per share, of The Estée Lauder Companies Inc., is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: September 18, 2026

THE TRUST UNDER ARTICLE 2 OF THE ZINTERHOFER 2008 DESCENDANTS TRUST AGREEMENT

Signature:	/s/ Aerin Lauder Zinterhofer
Name/Title:	Aerin Lauder Zinterhofer, Trustee and not in her individual capacity

Signature:	/s/ Eric Louis Zinterhofer
Name/Title:	Eric Louis Zinterhofer, Trustee and not in his individual capacity

ERIC LOUIS ZINTERHOFER

Signature:	/s/ Eric Louis Zinterhofer
Name/Title:	Eric Louis Zinterhofer